EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Third Quarter 2019 Results
•Quarterly net income attributable to the Partnership of $14.9 million; MLP distributable cash flow of $20.5 million
•Increased quarterly cash distribution by 1.5% sequentially, or 6% annualized, compared to the second quarter 2019 distribution, to $0.4646 per unit, the 19th consecutive quarterly increase in distributions
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $14.9 million, or $0.42 per limited partner unit, for the three months ended September 30, 2019, an increase of $2.5 million compared to third quarter 2018 net income attributable to the Partnership of $12.4 million. The increase in net income attributable to the Partnership was primarily due to the Partnership's increased ownership interest in Westlake Chemical OpCo LP ("OpCo") resulting from the acquisition of an additional 4.5% interest in OpCo in the first quarter of 2019 (the "Acquisition"), and higher production volumes. Cash flows from operating activities in the third quarter of 2019 were $121.5 million, an increase of $12.1 million compared to third quarter 2018 cash flows from operating activities of $109.4 million, primarily due to a decrease in working capital. For the three months ended September 30, 2019, MLP distributable cash flow of $20.5 million increased by $5.5 million from third quarter 2018 MLP distributable cash flow of $15.0 million. This increase was primarily due to the Acquisition, partially offset by increased interest expense.
Third quarter 2019 net income attributable to the Partnership of $14.9 million increased by $1.2 million from second quarter 2019 net income attributable to the Partnership of $13.7 million, primarily due to higher production at OpCo and lower SG&A expense. Third quarter 2019 cash flows from operating activities of $121.5 million increased by $21.3 million compared to second quarter 2019 cash flows from operating activities of $100.2 million, primarily due to higher production volumes at OpCo and a decrease in working capital. Third quarter 2019 MLP distributable cash flow of $20.5 million increased by $4.1 million compared to second quarter 2019 MLP distributable cash flow of $16.4 million, primarily due to lower SG&A expense and a reduction in maintenance capital spending.
Net income attributable to the Partnership of $43.6 million, or $1.27 per limited partner unit, for the nine months ended September 30, 2019 increased by $6.1 million compared to the first nine months of 2018 net income attributable to the Partnership of $37.5 million. The increase in net income attributable to the Partnership as compared to the prior-year period was primarily due to the Acquisition and higher ethylene margins, partially offset by higher SG&A expenses. Cash flows from operating activities in the first nine months of 2019 were $335.2 million, an increase of $5.2 million compared to the first nine months of 2018 cash flows from operating activities of $330.0 million, primarily due to a reduction in working capital. For the nine months ended September 30, 2019, MLP distributable cash flow of $54.4 million increased by $8.9 million compared to the first nine months of 2018 MLP distributable cash flow of $45.5 million. The increase in MLP distributable cash flow as compared to the prior-year period was primarily due to the Acquisition and higher production at OpCo, partially offset by the timing of maintenance capital expenditures and one-time costs associated with the Acquisition.
On October 31, 2019, the Board of Directors of Westlake Chemical Partners GP LLC announced a quarterly distribution with respect to the third quarter of 2019 of $0.4646 per unit to be payable on November 26, 2019 to unitholders of record as of November 12, 2019. The third quarter 2019 distribution increased by 1.5% compared to the second quarter 2019 distribution, or by 6.0% on an annualized basis. MLP distributable cash flow provided trailing twelve-month coverage of 1.11x the declared distributions for the third quarter of 2019.

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"The acquisition of the incremental interest in OpCo in the first quarter of this year has set us on a path to continue to deliver increasing cash flows and distributions to unitholders throughout the year," said Albert Chao, President and Chief Executive Officer. "We continue to benefit from the strong relationship with our sponsor, Westlake Chemical, and have taken recent steps to modify and align our distribution growth strategy with the current capital markets to maximize long-term value to unitholders. This quarter we increased our distribution for the 19th consecutive quarter. We intend to retain a sustainable, top-tier distribution growth rate, which reduces our reliance on the equity markets, better aligning our future capital requirements with the availability of today's MLP equity capital. We continue to evaluate all opportunities available to us, including growth through acquisition and margin expansion, as a means to further grow our cash flows and maintain a path of long-term value creation for our unitholders."
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the potential for future growth of cash flows and distributions, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC in March 2019.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•     our operating performance as compared to other publicly traded partnerships;
•    our ability to incur and service debt and fund capital expenditures; and
•     the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns an 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' third quarter 2019 results will be held Tuesday, November 5, 2019 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 976 44 56.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on November 12, 2019. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 976 44 56.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/i28xs6p4 and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$216,678	$313,381	$703,765	$802,085
Net co-product, ethylene and other sales—third parties	33,247	50,269	115,308	147,812
Total net sales	249,925	363,650	819,073	949,897
Cost of sales	156,706	269,743	543,242	666,367
Gross profit	93,219	93,907	275,831	283,530
Selling, general and administrative expenses	6,822	5,909	21,434	20,417
Income from operations	86,397	87,998	254,397	263,113
Other income (expense)
Interest expense—Westlake	(4,411)	(5,639)	(15,436)	(16,052)
Other income, net	565	668	2,533	1,742
Income before income taxes	82,551	83,027	241,494	248,803
Income tax provision (benefit)	72	(772)	509	(186)
Net income	82,479	83,799	240,985	248,989
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	67,557	71,387	197,375	211,525
Net income attributable to Westlake Partners	$14,922	$12,412	$43,610	$37,464

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.42	$0.38	$1.27	$1.14

Distributions declared per unit	$0.4646	$0.4207	$1.3677	$1.2270

MLP distributable cash flow	$20,452	$15,024	$54,429	$45,500

Distributions declared
Limited partner units—publicly and privately held	$9,787	$7,625	$28,812	$22,232
Limited partner units—Westlake	6,561	5,941	19,315	17,327
Incentive distribution rights	—	—	—	733
Total distributions declared	$16,348	$13,566	$48,127	$40,292
EBITDA	$113,643	$115,558	$337,312	$347,031

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2019	December 31, 2018

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$18,647	$19,744
Receivable under the Investment Management Agreement—Westlake	164,888	148,956
Accounts receivable, net—Westlake	35,001	57,280
Accounts receivable, net—third parties	14,543	16,404
Inventories	3,698	4,388
Prepaid expenses and other current assets	559	370
Total current assets	237,336	247,142
Property, plant and equipment, net	1,113,010	1,148,265
Other assets, net	56,710	66,718
Total assets	$1,407,056	$1,462,125

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$40,938	$48,772
Long-term debt payable to Westlake	399,674	477,608
Other liabilities	3,713	1,664
Total liabilities	444,325	528,044
Common unitholders—publicly and privately held	470,977	409,608
Common unitholder—Westlake	47,940	48,774
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	276,345	215,810
Noncontrolling interest in OpCo	686,386	718,271
Total equity	962,731	934,081
Total liabilities and equity	$1,407,056	$1,462,125

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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2019	2018

	(In thousands of dollars)
Cash flows from operating activities
Net income	$240,985	$248,989
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,382	82,176
Other balance sheet changes	13,787	(1,161)
Net cash provided by operating activities	335,154	330,004
Cash flows from investing activities
Additions to property, plant and equipment	(30,028)	(30,047)
Maturities of investments with Westlake under the Investment Management Agreement	405,445	270,050
Investments with Westlake under the Investment Management Agreement	(421,445)	(285,000)
Other	46	—
Net cash used for investing activities	(45,982)	(44,997)
Cash flows from financing activities
Net proceeds from private placement of common units	62,661	—
Proceeds from debt payable to Westlake	123,511	3,648
Repayment of debt payable to Westlake	(201,445)	—
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(229,260)	(258,824)
Quarterly distributions to unitholders	(45,736)	(39,798)
Net cash used for financing activities	(290,269)	(294,974)
Net decrease in cash and cash equivalents	(1,097)	(9,967)
Cash and cash equivalents at beginning of period	19,744	27,008
Cash and cash equivalents at end of period	$18,647	$17,041

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2019	2018	2019	2018

	(In thousands of dollars)
Net cash provided by operating activities	$100,173	$121,482	$109,433	$335,154	$330,004
Changes in operating assets and liabilities and other	(20,063)	(39,003)	(25,634)	(94,169)	(81,015)
Net Income	80,110	82,479	83,799	240,985	248,989
Add:
Depreciation, amortization and disposition of property, plant and equipment	26,903	26,582	26,918	80,787	82,769
Mark-to-market adjustment loss on derivative contracts	516	7,195	—	6,996	—
Less:
Contribution to turnaround reserves	(3,889)	(3,932)	(4,250)	(11,669)	(12,602)
Maintenance capital expenditures	(11,725)	(5,568)	(8,380)	(28,613)	(22,184)
Incentive distribution rights	—	—	—	—	(733)
Distributable cash flow attributable to noncontrolling interest in OpCo	(75,493)	(86,304)	(83,063)	(234,057)	(250,739)
MLP distributable cash flow	$16,422	$20,452	$15,024	$54,429	$45,500

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2019	2018	2019	2018

	(In thousands of dollars)
Net cash provided by operating activities	$100,173	$121,482	$109,433	$335,154	$330,004
Changes in operating assets and liabilities and other	(20,063)	(39,003)	(25,634)	(94,169)	(81,015)
Net Income	80,110	82,479	83,799	240,985	248,989
Less:
Other income, net	1,153	565	668	2,533	1,742
Interest expense	(5,125)	(4,411)	(5,639)	(15,436)	(16,052)
Income tax provision (benefit)	(237)	(72)	772	(509)	186
Income from operations	84,319	86,397	87,998	254,397	263,113
Add:
Depreciation and amortization	26,857	26,681	26,892	80,382	82,176
Other income, net	1,153	565	668	2,533	1,742
EBITDA	$112,329	$113,643	$115,558	$337,312	$347,031